Exhibit 9.1(h)

VOTING TRUST AGREEMENT

THIS VOTING TRUST AGREEMENT (the “Agreement”) is made and entered into by and between Xu Hong Bing with the passport number ___________ (“Holder”), shareholder of GOLDEN WIND HOLDINGS LIMITED (the “BVI Company”), and Zhang Wei Jun with the ID number _______________ (“Voting Trustee”) as of September 30, 2009.

RECITALS:

WHEREAS, Nordic Turbines, Inc, a United States-domiciled public reporting shell company (the “Shell Company”), the original shareholder(s) of the Shell Company and GOLDEN WIND HOLDINGS LIMITED incorporated in the British Virgin Islands (the “BVI Company”) have entered into Share Exchange Agreement (the “Exchange Agreement”)  as of September 30, 2009. Pursuant to the Exchange Agreement, the Shell Company is expected to acquire 100% of the issued and outstanding capital stock of the LUCKCHARM HOLDINGS LIMITED (the “HK Company”) which is the wholly-owned subsidiary of the BVI Company;

WHEREAS, Holder owns 100% shares of the BVI Company and indirectly hold 32,383,808 shares of the Shell Company pursuant to the Exchange Agreement (altogether the “Shares”); and

WHEREAS, Holder and Voting Trustee have entered into an Call Option Agreement dated as of September 30, 2009 (the “Call Option Agreement”), pursuant to which the Voting Trustee has the right to acquire corresponding portion or all of Holder’s Shares when some or all the of conditions set forth thereof are met respectively;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and obligations set forth herein, the parties agree as follows:

1.           Voting Trust.

1.1.           Creation of Voting Trust. The Voting Trustee, is hereby appointed voting trustee under the voting trust created by this Agreement. During the term of this Agreement the Voting Trustee shall act as voting trustee in respect to the 1,065,427 shares of the Shell Company (“Trust Shares”),, with all the powers, rights and privileges and subject to all the conditions and covenants hereinafter set forth.

1.2.           Delivery of Voting Trust Certificates. Upon receipt by the Collateral Agent (as defined in the Call Option Agreement) of the certificates for the Shares, the Trust Shares shall be held in trust by the Voting Trustee, through the Collateral Agent, subject to the terms and conditions of this Agreement and shall deliver or cause to be delivered to Holder one or more voting trust certificates (“Voting Trust Certificates” or “Certificates”), in the form provided for in Section 2.1, representing in the number of Trust Shares deposited by Holder.

1.3.           Acceptance of Trust. The Voting Trustee accepts the trust created hereby in accordance with all of the terms and conditions contained in this Agreement. The Trust Shares shall be held by the Voting Trustee for the purposes of and in accordance with this Agreement, and none of the Trust Shares, or any interest therein, shall be sold or otherwise disposed of, pledged or encumbered by the Voting Trustee, except as provided in this Agreement and in the Call Option Agreement.

2.           Voting Trust Certificates.

2.1.           Form. The Voting Trust Certificates to be issued and delivered by the Voting Trustee under this Agreement in respect of the Shares shall be substantially in the same form as attached Exhibit A, with such changes therein consistent with the provisions of this Agreement as the Voting Trustee and the Holder may from time to time approve.

2.2.           Restrictions on Certificate Transfers. Holder shall not dispose of all or any part of his interest in a Voting Trust Certificate issued hereunder except under the conditions set forth in this Agreement. Any transfer of a Voting Trust Certificate shall result in its immediate cancellation.

3.           Dividends and Distributions; Subscriptions.

3.1.           Dividends or Distributions Payable in Cash or Other Property. The Voting Trustee shall, from time to time, pay or cause to be paid to Holder, his pro rata share of any dividends or distributions payable in cash or property, other than voting stock of the BVI Company and(or) the Shell Company, collected by the Voting Trustee upon the Trust Shares. For the purpose of making any such payment, or for any other purpose, the Voting Trustee may, in his discretion, fix such date as they may reasonably determine as a record date for the determination of persons entitled to any payments or other benefits hereunder, or order their transfer books closed for such period or periods of time as they shall deem proper.

3.2.           Share Dividends or Distributions. The Voting Trustee shall receive and hold, subject to the terms of this Agreement, any voting stock of the BVI Company and(or) the Shell Company issued in respect of the Trust Shares by reason of any recapitalization, share dividend, split, combination or the like and shall issue and deliver Voting Trust Certificates therefrom to the Holder.

4.           Matters Relating to Administration of Voting Trust; Voting.

Action by Voting Trustee. The Voting Trustee shall possess and be entitled, subject to the provisions hereof, in his discretion, to exercise all the rights and powers of absolute owners of Trust Shares, including, but without limitation, the right to receive dividends on Trust Shares, and the right to vote, consent in writing or otherwise act with respect to any corporate or shareholders' actions. Such corporate or shareholders' actions include but are not limited to any increase or reduction in the stated capital of the Shell Company, the BVI Company and the HK Company, any classification or reclassification of any of the shares as now or hereafter authorized into preferred or common stock or other classes of shares with or without par value, any amendment to the Articles of Incorporation or Bylaws, any merger or consolidation of the BVI Company, the Shell Company and(or) the HK Company with other corporations, any sale of all or any part of its assets, and the creation of any mortgage or security interest in or lien on any property of the BVI Company, the Shell Company and(or) the HK Company. It is expressly stipulated that no voting right shall pass to others by or under the Voting Trust Certificates, or by or under this Agreement, or by or under any other express or implied agreement.

5.           Holder of Voting Trust Certificates Bound.

All Voting Trust Certificates issued under this Agreement shall be issued, received, and held subject to all of the terms of this Agreement. The successor of the Holder of a Voting Trust Certificate shall be bound by this Agreement with the same force and effect as if such successor had been originally a party to this Agreement.

6.           Dissolution of the BVI Company and (or) the Shell Company.

In the event of the dissolution or total or partial liquidation of the BVI Company and (or) the Shell Company, whether voluntary or involuntary, the Voting Trustee shall receive the moneys, securities, rights or property to which the Holder of Trust Shares are entitled, and shall distribute the same to the Holder.

7.           Reorganization of the BVI Company and (or) the Shell Company.

In case the BVI Company and(or) the Shell Company is merged into or consolidated with another corporation, or all or substantially all of the assets of the BVI Company and  the Shell Company are transferred to another corporation including but not limited to the Reorganization and Share Exchange between the Shell Company, the original shareholder(s) of the Shell Company and the BVI Company, then in connection with such transfers the term “the BVI Company and(or) the Shell Company” for all purposes of this Agreement shall be taken to include such successor corporation, and the Voting Trustee shall receive and hold under this Agreement any voting stock of such successor corporation received on account of the ownership, as Voting Trustee hereunder, of Shares held hereunder prior to such merger, consolidation or transfer. Voting Trust Certificates issued and outstanding under this Agreement at the time of such merger, consolidation or transfer may remain outstanding, or the Voting Trustee may, in their discretion, substitute for such Voting Trust Certificates new voting trust certificates in appropriate form, and the term “Shares” as used herein shall be taken to include any shares which may be received by the Voting Trustee in lieu of all or any part of the shares of the BVI Company and (or) the Shell Company.

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8.           Termination; Release of Shares and Amendments.

8.1.           This Agreement shall have the same term as the Call Option Agreement and shall terminate only upon the termination of the Call Option Agreement.

8.2.           This Agreement may be amended or terminated at any time by an instrument in writing duly executed and acknowledged by the Holder and the Voting Trustee.

9.           Miscellaneous.

9.1.           Benefits of this Agreement; Survival. The terms of this Agreement shall be binding upon and inure to the benefit of and shall be enforceable by the Holder, the Voting Trustee, and their respective successors and assigns.

9.2.           Severability. In case any provision of this Agreement shall be held to be invalid or unenforceable in whole or in part, neither the validity nor the enforceability of the remainder of this Agreement shall be in any way affected.

9.3.           Descriptive Headings; Gender. The headings in this Agreement are for the convenience of reference only and shall not limit or otherwise affect the provisions hereof. The use of the masculine gender shall be deemed to include the feminine and neuter gender.

9.4.           Counterparts of this Agreement. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

9.5.           Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted in accordance with the laws of the British Virgin Islands.

The respective parties have caused this Agreement to be executed as of the date first above written.

Voting Trustee: Zhang Wei Jun

Holder: Xu Hong Bing

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Exhibit A      VOTING TRUST CERTIFICATE

THIS CERTIFICATE AND THE SECURITIES REPRESENTED BY IT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS. THIS CERTIFICATE AND THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE OR OTHERWISE DISPOSED OF UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT OR OTHER QUALIFICATION RELATING TO THE CERTIFICATE AND SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933 AND ANY APPLICABLE STATE SECURITIES LAWS OR UNLESS THE BVI COMPANY AND (OR) THE SHELL COMPANY AND VOTING TRUSTEES RECEIVE AN OPINION OF COUNSEL SATISFACTORY TO THE BVI COMPANY AND (OR) THE SHELL COMPANY AND VOTING TRUSTEES THAT SUCH REGISTRATION OR OTHER QUALIFICATION UNDER THE SECURITIES ACT OF 1933 AND ANY APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED IN CONNECTION WITH SUCH TRANSFER, SALE, OFFER OR DISPOSITION.

No. _________________________	1,065,427 Shares

VOTING TRUST CERTIFICATE FOR COMMON
STOCK OF THE SHELL COMPANY

THIS IS TO CERTIFY THAT:

1.           This voting trust certificate is issued pursuant to, and the rights of the holder hereof are subject to the terms and conditions of, a Voting Trust Agreement (the “Voting Trust Agreement”) dated September 30, 2009 among Xu Hong Bing (“Holder”) as shareholder of GOLDEN WIND HOLDINGS LIMITED (the “BVI Company”), and Zhang Wei Jun (“Voting Trustee”). Copies of the Voting Trust Agreement are kept on file by the Voting Trustee in its registered office, and are open to inspection in accordance with the requirement of law.

2.           By acceptance of this certificate, the Holder thereof, and every transferee, agrees to be bound by the terms of this certificate and of the Voting Trust Agreement.

3.           Upon the termination of the Voting Trust Agreement, the Holder shall be entitled to receive a certificate or certificates for shares upon the release of such shares pursuant to Section 8.2 of the Voting Trust Agreement. Until such receipt of release of such shares, the Holder shall from time to time be entitled to receive from the Voting Trustee dividends and distributions payable in cash and property other than voting stock of the BVI Company and(or) the Shell Company, if any, received by or for the account of the Voting Trustee upon such shares. If the Voting Trustee shall receive any additional shares issued by way of dividend upon, or in exchange for the certificates for shares represented by this certificate, or upon the exercise of any right of subscription pursuant to Section 3.3 of the Voting Trust Agreement, the Voting Trustee shall hold such shares in accordance with the terms of the Voting Trust Agreement and shall issue Voting Trust Certificates in respect thereof.

4.           Until the re-transfer to the Holder hereof of certificates for the shares represented by this certificate, the Voting Trustee shall possess and be entitled to exercise all rights and powers to vote the shares as provided in the Voting Trust Agreement, and no Holder of this certificate shall in such capacity have any rights or powers to vote such shares.

5.           This certificate is transferable only on the books of the Voting Trustee to be kept by them, or their agents, upon surrender hereof (duly endorsed in blank or accompanied by a proper instrument or assignment duly executed in blank, together with all requisite transfer tax stamps attached thereto and an amount sufficient to pay all Federal, state and local taxes or other governmental charges, if any, then payable in respect of such transfer) by the registered Holder in person or by such Holder's duly authorized attorney. Until this certificate is so transferred, the Voting Trustee may treat the registered Holder hereof as the absolute owner hereof for all purposes whatsoever. The rights and powers to transfer this certificate are expressly limited by and subject to the transfer restrictions contained in the Voting Trust Agreement.

6.           This certificate is not valid unless signed by the Voting Trustee.

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The undersigned Voting Trustee has caused this certificate to be signed this September 30, 2009

Zhang Wei Jun

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